Exhibit 10.4

TRADEMARK LICENSE AGREEMENT

This TRADEMARK LICENSE AGREEMENT (this “Agreement”), is made and entered into as of this 26th day of September, 2015, (“Effective Date”) by and between SPX FLOW, Inc., a corporation organized and existing under the laws of Delaware, U.S.A. (along with its Affiliates, collectively referred to herein as “Licensor”), and SPX Corporation, a corporation organized and existing under the laws of Delaware, U.S.A. (along with its Affiliates, collectively referred to herein as “Licensee”).  Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Separation Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, Licensor and Licensee are parties to that certain Separation and Distribution Agreement dated as of September 22, 2015 (the “Separation Agreement”);

WHEREAS, Licensor is the owner of certain trademarks along with certain trademark registrations and pending applications around the world for the marks “SPX”, “SPX (with discrete modification)”, the “chevron design,” the “green X design” and “WHERE IDEAS MEET INDUSTRY” as set forth on Schedule A (collectively, the “Licensed Marks”) that it desires to license to Licensee in furtherance of the transactions contemplated in the Separation Agreement;

WHEREAS, Licensor is willing to license the Licensed Marks to Licensee under the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the above premises and mutual covenants contained herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      License Grant.

(a)                                 In consideration of the faithful performance by Licensee with respect to the Licensed Marks of the covenants and conditions contained herein and subject to the termination provisions contained in Paragraph 2 hereof, Licensor hereby grants to Licensee a non-exclusive, royalty-free license for the License Term to use the Licensed Marks, with right to sublicense, so long as Licensee continues to meet the quality control standards set forth in Paragraph 3 herein.  Licensor expressly reserves its ownership rights in the Licensed Marks and shall continue to hold all rights in the Licensed Marks.  Licensee’s use of the Licensed Marks shall inure to the benefit of Licensor.  Any sublicense intended to be granted by Licensee shall be in writing and shall first be approved by Licensor in writing.  Any sublicense shall provide that Licensor is a third party beneficiary of such sublicense, and that Licensor is entitled to enforce directly upon the sublicensee the terms of this Agreement relating to the Licensed Marks, including the quality control obligations set forth herein.  Any sublicense shall not allow for further sublicensing without Licensor’s prior written approval.  Licensee shall remain liable to Licensor hereunder for any and all damages suffered by Licensor due to acts or omissions of any sublicensee under any sublicense as if such acts or omissions were made by Licensee directly.

(b)                                 Included within the Licensed Marks are “Discrete SPX Marks” defined as the mark SPX with discrete modification as depicted on Schedule B, along with any other discrete modification(s) of the mark SPX as deemed necessary by Licensee from time to time, provided however, that prior to adoption and use of any such discrete modification(s) of the SPX mark, Licensee has obtained the express written consent of Licensor, which Licensor shall not unreasonably withhold.  For the purpose of clarity, the modifications depicted on Schedule B are deemed expressly consented to by Licensor.

(c)                                  Except with respect to Discrete SPX Marks, neither Licensee nor any of its successors in interest shall use a Licensed Mark in connection with any product or service that directly competes with the “Flowco Business” (as defined in Section 1.1 of the Separation Agreement) or with any packaging, advertising, promotional, marketing or other written, audio or electronic materials, including but not limited to, use on websites or the internet that are illegal or that would reflect negatively on the goodwill associated with the Licensed Mark or otherwise dilute the value of the Licensed Mark.

(d)                                 Licensor agrees that it shall not use the Discrete SPX Marks, except in a manner that would constitute “fair use” under applicable law if any unaffiliated third party made such use.  Licensee agrees that it shall not use the mark “SPX FLOW” except in a manner that would constitute “fair use” under applicable law if any unaffiliated third party made such use.

(e)                                  Licensee agrees that it will do nothing inconsistent with the Licensor’s ownership of any of the Licensed Marks and shall not claim adversely to Licensor, or assist any third party in attempting to claim adversely to Licensor, with regards to such ownership.  Licensee agrees that it will not challenge the title of the Licensor to any of the Licensed Marks, oppose any registration thereof, or challenge the validity of this Agreement or the license granted hereunder.

2.                                      Term and Termination

(a)                                 Subject to the termination provisions of this paragraph, this Agreement and the license granted hereunder shall exist for an initial term of twenty years and automatically continue thereafter for like periods unless otherwise terminated under this Agreement in accordance with the following schedule:

(i)   for the “chevron design” and the “green X design” along with marks incorporating the “chevron design” and the “green X design” as depicted in Schedule C - 18 months from the Effective Date;

(ii)  for mark ‘WHERE IDEAS MEET INDUSTRY” and the mark “SPX”  as currently used by the parties in the forms as depicted in Schedule C and except to the extent that the SPX mark includes the “green X design” or the “chevron design” as provided for in Paragraph 2(a)(i) above - three years from the Effective Date; and

(iii)  for “Discrete SPX Marks”  — twenty years and automatically continue thereafter for like periods unless otherwise terminated under this Agreement.

(b)                                 Licensor may otherwise terminate this Agreement if the Licensee breaches any provision of Paragraph 3 and fails to cure that breach within ninety (90) days after notice thereof.  Upon termination of this Agreement, Licensee agrees to (i) promptly discontinue any and all uses of the Licensed Marks, including uses related to any of Licensee’s products or services and (ii) promptly take all necessary steps to discontinue use of, and refrain from further using, the Licensed Marks in advertising, commercial registers, directories, internet and web-sites, telephone listings, and all other similar listings.

3.                                      Quality Control.

Licensee shall use Licensed Marks solely in connection with goods and services that have been manufactured, sold, distributed and offered in accordance with the reasonable standards of quality in materials, design, workmanship, use, advertising and promotion as maintained by Licensor.  For purposes of clarity, the quality of Licensee’s goods and services manufactured, offered, distributed and sold under the Licensed Marks as of the Effective Date are approved by Licensor as they currently meet Licensor’s standards of quality.  Such approval shall continue so long as Licensee’s goods and services continue to be of substantially the same quality as those currently manufactured, sold, distributed and offered by Licensee.  Any future approval shall not be unreasonably withheld or delayed by Licensor.

4.                                      Registration and Enforcement.

(a)                                 Maintenance of trademark registrations and prosecution of trademark applications included with the Licensed Marks existing and pending at the time of the Effective Date shall be Licensor’s sole responsibility including but not limited to payment of associated fees and expenses.  Licensee shall not directly or indirectly apply for or attempt to register for itself or others any of the Licensed Marks.  Should Licensee determine that new applications for registration of Discrete SPX Marks become necessary from time to time, Licensee shall notify Licensor in writing of the need for said new application.  Upon notification by Licensee, Licensor shall apply for registration at Licensee’s expense.  Any such new Discrete SPX Marks and the applications and registrations thereof shall immediately become subject to this Agreement.

(b)                                 Licensee shall promptly notify Licensor in the event that Licensee obtains knowledge of any potential infringement of a Licensed Mark.   Licensor shall have the right of first opportunity (but not the obligation) to enforce its rights in the Licensed Mark in whatever enforcement manner it chooses. Upon request by Licensor, Licensee shall cooperate with Licensor in any enforcement action undertaken by Licensor provided that Licensor shall reimburse Licensee for any out-of-pocket expenses incurred in providing such assistance.  Should Licensor chose not to enforce its rights after receiving notification of a potential infringement, Licensor shall promptly notify Licensee of its intention not to enforce its rights and Licensee thereafter will have the right to take action against the infringement and retain any damages recovered therefrom.  The party bringing the action shall be responsible for all of the costs of the action unless otherwise agreed to in writing by the parties.

(c)                                  To the extent either party is required to record or file this license with a governmental agency, the parties agree to assist each other in preparing and executing a short version of the license for recordation and filing purposes.

5.                                      Severability.  The provisions of this Agreement shall be severable, and if any provision of this Agreement shall be held or declared to be illegal, invalid or unenforceable, such provision shall, if possible and without waiving rights of appeal, be limited or construed so as to make it valid and enforceable or, if such limitation or construction is not possible or would be contrary to the parties’ manifest intentions, such provision shall be stricken from the Agreement.  In any event, the remainder of the Agreement shall continue in full force and effect.

6.                                      Assignment.  This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties.  Licensee shall not, assign or transfer (including any change of control which effectively assigns or transfers) any or all of their right, title, and interest in or to this Agreement or obligations and duties under this Agreement to any party without the express prior written consent of the Licensor which shall not be unreasonably withheld, delayed or conditioned.

7.                                      Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of Delaware, U.S.A. without regard to conflict or choice of law principles.  Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of (a) the Court of Chancery of the State of Delaware (unless the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, in which case, any state or federal court within the State of Delaware) and (b) so long as both parties are headquartered in North Carolina, any state or federal court within the State of North Carolina, for the purposes of any suit, action or other proceeding arising out of or relating to this Agreement (and agrees not to commence any such suit, action or other proceeding relating thereto except in such courts).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SPX FLOW, Inc.

By:	/s/ Stephen A. Tsoris

Name:	Stephen A. Tsoris

Title:	Vice President and Secretary

Date:	September 26, 2015

SPX Corporation

By:	/s/ Stephen A. Tsoris

Name:	Stephen A. Tsoris

Title:	Vice President, Secretary and General Counsel

Date:	September 26, 2015